EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Post-Effective Amendment”) of Hycroft Mining Holding Corporation of our report dated March 24, 2021, with respect to the consolidated balance sheets of Hycroft Mining Corporation and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Interest of Named Experts” in the Post-Effective Amendment.

Our report dated 24, 2021 contains an explanatory paragraph that states that Hycroft Mining Corporation’s significant recurring operating losses, lack of liquidity and capital, and the significant capital needed to restart operations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Plante & Moran PLLC

Denver, Colorado

March 29, 2021